Exhibit 10.20

RESTORAGEN, INC.

EMPLOYMENT AGREEMENT

                This EMPLOYMENT AGREEMENT, dated as of December 20, 2001 between RESTORAGEN, INC., a corporation incorporated and existing under the laws of Delaware and having its office at 4130 NW 37th Street in Lincoln, Nebraska (hereinafter referred to as “Company”), and Ashleigh W. Palmer residing currently at 19 McCatharn Road, Lebanon, New Jersey  08833  (hereinafter referred to as the “Executive”);

                WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and, as such, as a member of its Board of Directors; and the Executive desires to be so employed;

                NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.  Employment: Powers and Duties.

                The Company hereby employs the Executive as its Chief Executive Officer, pursuant to the provisions of this Agreement.  The Executive shall generally have the responsibilities, duties and functions associated with the position of Chief Executive Officer of the Company and shall perform services in such capacity for the Company and for any of its affiliates or subsidiaries.  He shall have such authority with such powers and duties as may be prescribed or assigned to him from time to time by the Board of Directors of the Company. He will be elected and will serve as a member of the Company’s Board of Directors.

2.  Exclusivity.

                With the exception of a prior consulting commitment which the Executive has disclosed to the Company, during the term of his employment hereunder, the Executive will devote his best efforts, energy, skill and resources to his duties hereunder and to the affairs and interests of the Company and of its affiliates, joint ventures, collaborations and subsidiaries, as the same may be constituted from time to time, and will not, without the approval of the Board of Directors of the Company, actively engage in consulting for, or in the conduct of, any other business for profit.

3.  Direct Compensation

                During his employment hereunder, the Executive shall receive salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000).  This compensation will be paid in equal monthly installments. All required tax and other deductions will be made from such installments.  At the end of each calendar year under this Agreement, the performance of the Executive will be reviewed.  In the event that his performance and contributions to the Company, in the judgement of the Board of Directors, have been in accordance with or exceeded objectives and goals agreed upon at the beginning or during such year, it is anticipated that, assuming the Company’s financial situation permits, the Executive will receive a target annual bonus of at least 25% of his then annual salary. Also based upon substantial achievement of such objectives and goals, the Executive is expected to receive a positive adjustment to his salary level for the new year over the level during the previous year. In the event the Board of Directors, for any reason, shall determine to reduce the Executive’s salary, the Executive shall be entitled, within ten days of receiving notice of the same, to give written notice of his decision to terminate this Agreement pursuant to Section 9 hereof, in which event he shall continue in the employment of the Company for one year at the salary obtaining prior to such decision to reduce his salary.

4.  Additional Benefits.

                (A)  The Executive shall be provided with such health and sickness, accident, hospitalization, disability, travel, term life and other insurance benefits as are or may be generally provided under the Company’s group policies.

                (B)  When and if instituted, the Executive shall be provided with such savings and retirement plan benefits as may be provided in general for employees under the Company’s plans, as may be adopted or amended from time to time.  The Company has established a 401(K) Plan for retirement savings for all employees. Company contributions to this Plan on behalf of employees have been and are expected to be small or non-existent until funding or profits of the Company permit (as determined in the sole discretion of the Board of Directors).

5.  Long-Term Stock Option Incentives.

                The Executive shall be granted a stock options under the Company’s 1993 Stock Plan, as amended, covering a total of four hundred thousand (400,000) shares of the Company’s Common Stock. These options will be governed by the provisions of two

Option Agreements, to be executed and dated as of the date of this Agreement, and will vest (and be exercisable thereafter in accordance with the provisions of those Agreements) in three equal annual installments at the end of each of the three years beginning after the date of the Option Agreements, except that the right to exercise options as to 40,000 shares shall vest and be exercisable as of the date of this Agreement. The options will terminate ten years after the date of the Option Agreements if not terminated sooner in accordance with the provisions of the Option Agreements. The exercise price of the options will be $11.33 per share, being the fair market value of the shares at the time the options are granted under the Option Agreements, as determined by the Board of Directors.

                The Executive will be eligible for one or more additional stock option awards under stock plans of the Company if and to the extent that the Board of Directors at the relevant time, in its sole discretion, shall consider that the work and contributions of the Executive merit such additional options.

6.  Expenses.

                The Company shall reimburse to the Executive all reasonable travel, hotel, entertainment and other out-of-pocket expenses which he may from time to time incur in the course of carrying out his duties for the Company and for any of its affiliates, joint ventures, collaborations or subsidiaries (referred to hereinafter as “Related Entities”).

                It is understood that, particularly during the early months of his employment hereunder, the Executive will be required to spend several days during most weeks in the Lincoln offices of the Company and in the Nebraska area. During these periods the Company shall either provide appropriate accommodations in Lincoln for the Executive or shall reimburse the Executive for out-of-pocket costs incurred by him to obtain such accommodations. The Executive shall be provided or reimbursed for his out-of-pocket costs for meals and transportation, in the form of a rental car, during these periods in Nebraska. The Company shall also provide for appropriate air travel and shall reimburse the Executive for all other costs of travel from his home in New Jersey to Nebraska and back during these periods.

                The Company shall promptly reimburse the Executive for such expenses after the Executive submits expense reimbursement forms along with appropriate receipts.

7.  Non-Competition.

                (A)          During the term of his employment hereunder, and for a two-year period thereafter (but only in the event that during such two-year period the Company shall in its sole discretion continue to pay compensation to the Executive after termination of his employment at a rate per month equal to at least one half of the monthly salary rate enjoyed by the Executive prior to the termination of his employment hereunder), the Executive agrees that, unless he obtains written consent from the Company covering a particular planned competitive activity, the Executive shall not directly or indirectly engage or participate in, consult for, be employed by or finance or secure funding for any business activity that is competitive with the businesses which are being conducted or are planned to be conducted by the Company, any of its Related Entities, or any client or customer of the Company at the particular time. The foregoing notwithstanding, the Company shall have no obligation, in the event of termination of the employment of the Executive for any reason, to pay any continuing compensation under this Section 7(A) to the Executive or, in the event such continuing compensation is paid for one or more months, to continue to pay such compensation. In the event any such continuing compensation is not paid to the Executive, or is terminated after one or more monthly payments, the foregoing restrictions on competitive activity on the part of the Executive shall not apply thereafter.

                (B)           In no event, without receiving the Company’s prior written consent, will the Executive, at any time during his employment hereunder or within a period which is two years after termination for any reason of his employment hereunder, directly or indirectly:

                                                (i)  preempt, divert, disrupt or otherwise interfere with any business of the Company or of any of the Related Entities or with any business relationship of the Company or of any of its Related Entities with any client, customer or business contact of the same; or

                                                (ii) employ or solicit for employment for his own or another’s benefit, as employee, partner, consultant, independent contractor or otherwise, or  suggest to others to employ or to solicit for employment any person or contractor employed at the time by the Company or by any of its Related Entities or any client or customer or business contact of the same.

8.  Intellectual Property Rights.

                (A)  As between the Company or any of its affiliates, joint ventures, collaborations or subsidiaries, as the case may be, and the Executive, all products, know-how, methods, formulas, processes, discoveries, data, source codes, materials, written or oral texts including articles, papers and books, ideas, strategies, creations, inventions, medical or clinical conceptions or results, innovations and properties, tangible or intangible, pertaining or relating in any way to the businesses or potential businesses of the Company, or of any affiliate, joint venture, collaboration or subsidiary of the Company (referred to below as “Proprietary Concepts and Properties”), which the Executive may conceive, invent, discover, create or develop by himself or with others, or to which he may become exposed, whether or not conceived, invented or developed by the Executive, and whether or not conceived, invented, developed or exposed by or to him during regular working hours or on or outside the premises of the Company or of any of the Related Entities, shall be the sole and absolute property of the Company or the particular one or more of the Related Entities, as the case may be, for any and all purposes. The Executive shall not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature in any of the Proprietary Concepts and Properties, shall hold the same in trust for the sole right and benefit of the Company or the particular one or more of the Related Entities, as the case may be, and shall promptly disclose and deliver to the Company or one or more of the Related Entities, as the case may be, all information relating to the same including all relevant papers, drawings, electronic records and software, formulas, designs, charts schematics, specifications, descriptions and source codes.  The Executive agrees to execute and deliver to the Company such oaths; specifications; licenses; contracts or agreements; patent, copyright and other applications; consents; releases; assignments; or other instruments as the Company may reasonably request in order to vest title to Proprietary Concepts and Properties in the Company, or in any of the Related Entities, as the case may be, and to permit the Company and any of the foregoing entities to establish, protect and defend its proprietary rights therein by way of patent, copyright, or otherwise. The Executive hereby irrevocably designates the Company as his attorney in fact and authorizes and empowers the Company, by and through its duly elected and acting officers, to act for and on his behalf to execute, file and deliver in his place and stead, to the maximum extent permitted by law, any and all oaths, specifications, licenses, consents, agreements, contracts, assignments, applications, releases or other instruments that may be necessary or appropriate, in the opinion of Company counsel, to convey Proprietary Concepts and Properties to, or vest the entire right, title and interest in Proprietary Concepts and Properties in, the Company or any of the Related Entities, as the case may be, and to enable the Company or any of the Related Entities to establish, or perfect and defend its proprietary rights in Proprietary Concepts and Properties by way of patent, copyright, or otherwise; it being the express intent of the Executive that this power of attorney shall continue in full force and effect, notwithstanding his mental or physical incapacity, or termination of his employment hereunder. The Executive agrees that, during the term of this Agreement and at any time thereafter whenever reasonably necessary, the Employee will cooperate with the Company and its counsel and take all such action as may be reasonably requested in connection with the efforts of the Company, or of any of its Related Entities, to establish, perfect and defend any and all patents, copyrights or other proprietary rights in the Proprietary Concepts and Properties and in connection with prosecution or defense in  any litigation which may arise in connection with the same. All out-of-pocket costs incurred by the Executive as a result of such cooperation and efforts on behalf of the Company pursuant to this Section 8(A) shall be reimbursed by the Company to the Executive.

                (B)  The Executive acknowledges that in the course of his employment hereunder he will make use of, be exposed to, acquire and add to confidential materials and information of the Company and of Related Entities as well as of its customers, clients, contract providers and other persons and entities having a business relationship with the Company (all such other entities being referred to collectively for purposes of this Section 8(B) as “Other Entities”) relating (but not limited) to trade secrets, products, formulas, data, technical systems, processes and procedures, medical or clinical concepts and results, ideas, results or innovations, know-how, conceptions, inventions, manuals, documents and reports on paper and in electronically stored form, plans, source codes, properties and strategies which are of material importance to the respective businesses of the Company or the Other Entities (referred to as “Confidential Information”); and that such Confidential Information will have a special and unique nature and value for the Company and the Other Entities.  The Executive agrees that with respect to any and all Confidential Information, during and following the term of this Agreement and for so long as the same remains confidential (and beyond this time should loss of confidentiality be caused directly or indirectly by the Executive), he will not, for any purpose (unless otherwise agreed to by the Company in writing), divulge or disclose to persons, other than those authorized by the Company (or by the Other Entities, as the case may be) to receive the same, directly or indirectly use or otherwise exploit any of such Confidential Information or let or suffer others to use or otherwise exploit such Confidential Information for any purpose other than for the benefit of the Company or the Other Entities, as the case may be.

9.  Term of Employment.

                The Executive’s employment shall begin on December 20, 2001 and continue indefinitely hereunder, unless and until terminated by either party upon delivery of one year’s prior written notice of termination to the other party.

                Notwithstanding the foregoing, the Company shall be entitled by notice in writing to the Executive to terminate forthwith his employment with the Company under this Agreement if he shall have engaged in any willful misconduct or serious misconduct involving negligence or gross negligence or shall have committed any material breach of his obligations or duties to the Company, to any of the Related Entities or to the Company’s employees hereunder, except that in the event of serious misconduct involving negligence (but not gross negligence) the Executive, after receiving notice of termination for cause for such reason, shall have twenty days to take steps to remedy the course of misconduct which had been cited as involving negligence, thereby deactivating such notice of termination.

10.  Vacation.

                The Executive shall be entitled to four weeks of paid vacation in each calendar year.

11.  Return of Documents in Hard Copy or Electronically Stored.

                Upon the termination of his employment with the Company hereunder, the Executive shall promptly deliver and transfer over to the Company all copies, both in hard copy and electronically created, of reports, memoranda, accounts, laboratory, clinical and other notebooks, records, correspondence, data, source code and e-mail (referred to as “Company Documents”) which may have been prepared by him or have come into his possession or control in the course of his employment and the discharge of his duties hereunder.  Unless otherwise agreed to in writing by the Company, or unless the particular item has been published in its entirety in the public domain, the Executive, after any such termination, shall not retain any of copies of Company Documents either in the form of hard copy or in electronically stored form.

12.  Notices.

                All notices hereunder shall be in writing and delivered personally or by registered or certified mail, addressed to the Company at its principal office and marked to the attention of the Chairman of the Board and the Chief Financial Officer, and to the Executive at the address stated in the first paragraph of this Agreement, or in either case at such other address as shall have previously been designated in writing by the party, to whom the notice is to be sent, to the other party.  Any such communication so sent by mail shall be deemed made or given upon mailing.

13.  Miscellaneous.

                The Restoragen Employee Handbook (the “Handbook”) has been furnished to the Executive and shall form part of this Agreement.  The Executive agrees to comply with operational rules of the Company as adopted from time to time and set forth in the  Handbook, with the exception that, in the event that there is a conflict between the provisions of the Handbook and the provisions of this Agreement, the provisions of this Agreement shall be controlling. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party relative to the subject matter hereof other than those contained herein.  All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by and against, the parties to this Agreement and their respective heirs, executors, and successors in interest.  The provisions of Sections 7, 8, 11, 12, 13 and 14 hereunder shall survive the termination of this Agreement to the extent necessary to accomplish the purposes of the provisions in such Sections.

14.  Governing Law.

                This Agreement shall be governed by, and construed in accordance with, the laws of Nebraska.

                IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement, as of the date first written above.

RESTORAGEN, INC.

	By	/s/ Thomas R. Coolidge
Thomas R. Coolidge
Chairman of the Board

/s/ Ashleigh W. Palmer
Ashleigh W. Palmer
(the Executive)